Exhibit 99.1

CONTACT:	Michael Shea, CFO	Lauren Felice
	David Reingold, Senior Vice President, Marketing, IR	RF Binder Partners
	Computer Horizons Corp.	(212) 994-7541
	(973) 299-4000	lauren.felice@rfbinder.com
mshea@computerhorizons.com
dreingol@computerhorizons.com

COMPUTER HORIZONS REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

Company Achieves Fourth Quarter Operating Profit, Excluding Special Items; Gross Margins Show Continued Improvement

Mountain Lakes, NJ, February 18, 2004 - Computer Horizons Corp. (Nasdaq: CHRZ), a strategic professional services and human capital management company, today announced its financial results for the fourth quarter ended December 31, 2003 and full year 2003.

Executive Summary

William J. Murphy, president and chief executive officer of Computer Horizons, said, “Despite continued softness in our IT Services (staff augmentation) division, we are pleased with our overall operating performance during the fourth quarter and look forward to continued improvement in 2004.  For the first time since the second quarter of 2000, our Company has achieved pro forma operating profitability, excluding special items (see Pro Forma Income Reconciliation table).  These results are more favorable than Company guidance previously issued for the fourth quarter of 2003.  With our Solutions Group, including Chimes, now accounting for 52 percent of our revenue, gross margins have improved once again, year over year, as well as sequentially.  In addition, we reported adjusted EBITDA of $1.9 million, which is $1.5 million higher than the third quarter, and the best performance we have attained in several years (see Adjusted EBITDA Reconciliation table).   Importantly, we have been EBITDA positive during each of the last three quarters.

“We are extremely pleased to also report that Chimes has continued to grow (22 percent quarter-over-quarter and six percent sequentially) and has achieved an operating profit , before corporate allocation costs.  Because Chimes is the market leader in Vendor Management Services (VMS) and has reached critical mass, we anticipate strong contribution from Chimes in years to come.

“RGII, our federal government practice acquired in July 2003, performed well and accounted for the Solutions Group quarterly revenue growth of 41 percent over the prior year fourth quarter.

“The message for the year is clear.  We met the challenges of 2003, which not only included a protracted decline in demand for IT Services, but also external distractions.  During the fourth quarter of 2003, Aquent LLC concluded that its proposal to acquire CHC was no longer in its best interests.  The parties resolved all related litigation without any financial obligations.  In spite of these challenges, we successfully entered the federal government marketplace, reduced our cost structure, maintained our market leadership position with Chimes and returned CHC to a pro forma operating profit, excluding special items, in the fourth quarter.  We are fully committed to returning CHC to its historical tradition of growth and sustained profitability,” Murphy added.

Financial Highlights

CHC recorded revenues for the fourth quarter of 2003 of $61.7 million, an eight percent decline from the fourth quarter of 2002.  On a sequential basis, revenues decreased four percent from the third quarter of 2003.

The Company reported a net loss of $1.7 million, or $(0.06) per share, for the fourth quarter of 2003, compared with a net loss of $5.1 million, or $(0.16) per share in 2002.  The fourth quarter 2003 net loss includes $(0.04) per share in charges relating to restructuring and legal/financial advisory costs associated with the unsolicited proposal and activities of Aquent LLC and $(0.01) per share related to a loss on the sale of investments in the Company’s supplemental executive retirement plan (see Pro Forma Income Reconciliation table).  Excluding these special items and acquired intangible asset amortization expense of $(0.02) per share, the Company reported pro forma net income of $361,000, or $0.01 per share, compared with a pro forma net loss, excluding special items, of $914,000 or $(0.03) per share in the fourth quarter of 2002 (see Pro Forma Income Reconciliation table).

For the full year 2003, CHC recorded revenues of $245.2 million, a 17 percent decline from the comparable period in 2002.  The Company reported a net loss of $14.9 million, or $(0.49) per share, for the full year compared with a net loss of $38.0 million, or $(1.22) per share for the year 2002.  Excluding special items, the Company reported a pro forma net loss of $1.3 million, or $(0.04) per share, compared with a pro forma net loss, excluding special items and effect of change in accounting principle, of $5.1 million or $(0.16) per share in 2002 (see Pro Forma Income Reconciliation table).

Commenting on CHC’s financial position and performance, Michael J. Shea, chief financial officer of Computer Horizons, said, “Our overall performance in 2003 showed significant improvement, with over $3 million in adjusted EBITDA.  We continue to be cash flow positive from operations and our balance sheet remains strong, with $53 million in cash, no debt and $66 million in working capital.  Our DSO’s also improved to 70 days.”

OPERATIONAL REVIEW

Solutions Group

•                  Revenues during the fourth quarter were $26.8 million, a 41 percent increase over the fourth quarter of 2002, and essentially flat from the third quarter of 2003.  The quarterly revenue increase from 2002 is attributable to the acquisition of RGII Technologies.  Solutions Group revenues without RGII declined by six percent from the fourth quarter of 2002, but increased slightly from the third quarter of 2003.

•                  Gross profit was $9.4 million, or 35 percent, compared with $5.7 million, or 30 percent in the fourth quarter of 2002, as a result of the RGII acquisition.  Excluding RGII, gross profit in the fourth quarter of 2003 was $5.5 million, or 31 percent, compared to $5.7 million, or 30 percent, in 2002.

•                  Operating income for the fourth quarter of 2003 increased to $1.7 million, compared with $1.1 million in the fourth quarter of 2002.

•                  Growth in the Federal IT market remains strong.  RGII performed well during the fourth quarter, in line with expectations.

•                  Revenues from our government vertical (federal, state and local) account for 44 percent of Solutions Group business for the fourth quarter.

“We reported solid performance despite a difficult market and other distractions in 2003,” said George Brucia, president of CHC’s Solutions Group.  “During the fourth quarter, we witnessed a pick up in market demand, and while it has not yet been converted to revenue, the spend appears to be coming back.  Companies are making decisions and moving toward initiating projects.  We have witnessed increased demand in offshore/nearshore outsourcing among both new and existing customers, as we expected. Our nearshore (Montreal) outsourcing has been a particularly attractive option for those customers concerned with ease of communication and time zone sensitive projects.  As a result, we recently announced an ambitious expansion program that will more than triple our Montreal capacity.

“In addition, our acquisition of the Xpress™ software suite from Commerce One in September 2003, has provided new opportunities.  We acquired 25 new customers with the product acquisition, have won five additional data synchronization assignments since September, and have a healthy pipeline of opportunities.  We are one of the few vendors that are certified by the Uniform Code Council (UCC) for the hardline manufacturers.  Our Xpress™ software and related implementation services enable manufacturers to become UCCnet compliant whereby product identification data is synchronized and standardized with the retailers. This data standardization will be necessary as retailers move forward with RFID (Radio Frequency Identification) and EPC (Electronic Product Code), which we believe will become industry standards.

“With two quarters of solid performance under our belt, our acquisition of RGII is meeting our expectations.  We are confident that RGII can serve as a solid platform company from which we can expand further into the burgeoning Federal IT marketplace.  At the same time, while we continued to experience softness in the healthcare arena, our realigned, vertically-oriented strategy has us well-positioned for 2004 when the security requirements of HIPAA go into effect,” Brucia concluded.

Chimes, Inc.

•                  Chimes reported $5.5 million in revenue during the fourth quarter of 2003, a 22 percent increase over the comparable period in the prior year and a 6 percent sequential revenue increase.

•                  For the fourth quarter of 2003, Chimes achieved an operating profit, before corporate allocation costs, of $200,000, as expected.  These results compare to an operating loss (before corporate allocation) of $1.4 million for the fourth quarter of 2002.

•                  Chimes continues its market leadership position in the Vendor Management Services (VMS) space as reported by the Jordan Group, Inc., a management consulting firm specializing in the human capital management sector.

Barry Olson and Mike Parfett, co-presidents of Chimes, Inc., commented, “We are very pleased that Chimes was able to meet its goal of achieving operational profitability by the end of 2003.  This was achieved despite a very unsettled economy and a supplemental staffing marketplace that is only now showing some positive signs.  At five of our existing customers, Chimes began expansions during the quarter.  One of these expansions has the potential to double the revenue of a major customer.  A December 2003 research report on Contingent Workforce Strategies from Staffing Industry Analysts Inc., predicted a 263% increase in the use of Vendor Management Services over the next two years by the companies surveyed.  We feel confident that Chimes, as the industry leader, should benefit from this increased use of VMS.”

IT Services

•                  Quarterly revenues decreased by $14.2 million, or 33 percent, year-over-year, and decreased by $2.9 million, or 9 percent, sequentially.

•                  Operating loss for the fourth quarter was $957,000, compared with an $883,000 loss for the fourth quarter of 2002, and a $1.2 million loss in the third quarter of 2003.

•                  SG&A cost reductions significantly reduced the sequential operating loss.

•                  Billable headcount decreased about 4 percent sequentially, to approximately 1,200.

Randy Verdino, president of CHC’s IT Services Division, noted, “The decline in our staffing business continued during the fourth quarter, primarily in the Eastern region and our financial services and telecommunication sectors.  As a result, we again took costs out of our organization and are operating with a very lean financial model in our IT Services sector.   We do not currently anticipate any growth in this sector near term.”

Summary

 “Our realigned strategy, introduced late in 2002 is progressing as planned, and we believe we made significant progress in 2003. We will continue to focus on our higher margin business.  Mindful that this has been a marathon and not a sprint for CHC, we are cautiously optimistic about 2004.  Now that the challenges of 2003 have been met, we are focusing on a new Three Year Plan that calls specifically for top line growth and sustained profitability,” Mr. Murphy commented.

Looking Forward

Based on current market conditions, CHC expects its revenue in the first quarter of 2004 to be in the range of $59.0 million to $61.0 million, with operating results, excluding special items and amortization of intangibles, expected in the range of breakeven to $.02 per share.

Computer Horizons Corp. will conduct a conference call webcast at 10:00 A.M. (EST) today to discuss fourth quarter results.  The call will be broadcast live via the Internet and can be accessed at http://www.computerhorizons.com (click on investor section).    A replay of the call will be available beginning at approximately 1:00 pm (EDT) today, through 5:00 p.m. (EDT) on March 5, 2003. The replay may also be accessed via the Internet at http://www.computerhorizons.com (click on investor section), or by calling 877-519-4471 (973-341-3080 from outside the United States).   The confirmation code is 4454358.

Pro Forma Income Reconciliation

A reconciliation of reported operating results to pro forma income amounts is as follows:

	Three Months Ended December 31,				Year Ended December 31,
	2003		2002		2003		2002
	$	EPS	$	EPS	$	EPS	$	EPS
Net Loss as reported	(1,689)	(0.06)	(5,068)	(0.16)	(14,948)	(0.49)	(38,036)	(1.22)
Adjustments net of tax:
Loss on investments	320	0.01	—	—	320	0.01	40	—
Restructuring charges	217	0.01	1,660	0.05	2,426	0.08	1,660	0.05
Operating results of the assets held for sale, including (gain)/loss on sale of assets	112	—	(1,531)	(0.05)	314	0.01	(2,602)	(0.08)
Write-off ofterminated project	—	—	—	—	2,267	0.07	—	—
Special charges(1)	988	0.03	—	—	7,484	0.25	—	—
Amortization of intangibles	413	0.02	—	—	802	0.03	—	—
Cumulative effect of change in accountingprinciple (FAS No. 142)	—	—	—	—	—	—	29,861	0.96
Valuation allowance on deferred tax assets	—	—	4,025	0.13	—	—	4,025	0.13
Pro forma net income/(loss)*	$361	$0.01	$(914)	$(0.03)	$(1,335)	$(0.04)	$(5,052)	$(0.16)

(1) For the three months ended December 31, 2003, special charges consisted of costs associated with the unsolicited proposal and activities of Aquent LLC and for the full  year ended December 31, 2003, special charges consisted of $2.7 million (net of tax) for the separation package of CHC’s former CEO and $4.8 million (net of tax) pertaining to expenses related to the unsolicited proposal and activities of Aquent LLC.

* To supplement our consolidated financial statements presented in accordance with GAAP, we use non-GAAP financial measures of pro forma net income/(loss) and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), which are adjusted from results based on GAAP to exclude certain expenses.  These non-GAAP financial measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future.  Specifically, we believe the non-GAAP financial measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating results.  In addition, because we have historically reported certain non-GAAP financial measures to investors, we believe the inclusion of non-GAAP financial measures provides consistency in our financial reporting.  These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  The non-GAAP financial measures included in this press release have been reconciled to the nearest GAAP measure.

Adjusted EBITDA Reconciliation:

A reconciliation of net loss as reported to adjusted EBITDA is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net Loss as reported	$(1,689)	$(5,068)	$(14,948)	$(38,036)
Income taxes	(567)	3,470	(5,220)	1,869
Loss on investment	432	—	432	61
Restructuring charges	293	2,515	3,278	2,515
Operating results of the assets held for sale, including (gain)/loss on sale of assets	151	(2,320)	424	(5,890)
Write-off of terminated project, included in bad debt expense	—	—	3,064	—
Special charges(1)	1,335	—	10,113	—
Cumulative effect of change in accounting principle (FAS No. 142)	—	—	—	29,861
Minority interest	73	(35)	89	(35)
Depreciation	1,500	1,155	5,336	4,634
Amortization of Intangibles	558	—	1,084	—
Interest income	(142)	(197)	(478)	(754)
Adjusted EBITDA*	$1,944	$(480)	$3,174	$(5,775)

(1) For the three months ended December 31, 2003, special charges consisted of costs associated with the unsolicited proposal and activities of Aquent LLC and for the twelve months ended December 31, 2003, special charges consisted of $3.7 million for the separation package of CHC’s former CEO and $6.4 million pertaining to expenses related to the unsolicited proposal and activities of Aquent LLC.

* To supplement our consolidated financial statements presented in accordance with GAAP, we use non-GAAP financial measures of pro forma net loss and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), which are adjusted from results based on GAAP to exclude certain expenses.  These non-GAAP financial measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future.  Specifically, we believe the non-GAAP financial measures provided useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating results.  In addition, because we have historically reported certain non-GAAP financial measures to investors, we believe the inclusion of non-GAAP financial measures provides consistency in our financial reporting.  These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  The non-GAAP financial measures included in this press release have been reconciled to the nearest GAAP measure.

About Computer Horizons Corp.

Computer Horizons Corp. (Nasdaq: CHRZ) is a strategic solutions, and human capital management company with more than thirty years of experience, specifically in information technology.  The Company provides its services to a multi-national audience through its “bestshore” delivery centers located globally, and enabling its Fortune 2000 customer base to maximize technology investments.  With the acquisition of RGII Technologies, Inc., CHC has expanded its government practice to include the Federal government sector, a growing market, in addition to various other vertical markets it serves, such as healthcare, insurance and financial services. CHC’s wholly owned subsidiary, Chimes, uses its proprietary technology to enable its Global 2000 customer base to align and integrate business planning with human resource management across an enterprise’s business functions.  For more information on Computer Horizons, please visit our Web site at www.computerhorizons.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties.  It is possible that the assumptions made by management—including, but not limited to, those relating to contract awards, service offerings, market opportunities, results, performance expectations, expectations of cost savings, or proceeds from sale of certain operations—may not materialize.

Actual results may differ materially from those projected or implied in any forward-looking statements.  In addition to the above factors, other important factors include the risks associated with unforeseen technical difficulties, the ability to meet customer requirements, market acceptance of service offerings, changes in technology and standards, the ability to complete cost-reduction initiatives, the ability to execute the sale of certain operations or other initiatives, dependencies on key employees, customer satisfaction, availability of technical talent, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

Financial Tables Follow

Computer Horizons Corp. and Subsidiaries
Consolidated Condensed Statements of Operations

(Unaudited – In thousands, except per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Revenues:
IT Services	$29,332	$43,495	$133,070	$201,295
Solutions Group	26,814	18,989	92,122	79,283
Chimes	5,519	4,520	20,018	16,537
Total	61,665	67,004	245,210	297,115
Direct Costs	41,112	48,554	169,802	216,181
Gross Profit	20,553	18,450	75,408	80,934
Selling, General & Admin.	20,109	20,085	80,634	91,343
Restructuring Charges	293	2,515	3,278	2,515
Special Charges	1,335	—	10,113	—
Amortization of Intangibles	558	—	1,084	—
Loss from Operations	(1,742)	(4,150)	(19,701)	(12,924)
Gain/(Loss) on Sale of Assets	(151)	2,320	(424)	5,890
Loss on Investments	(432)	—	(432)	(61)
Net Interest Income	142	197	478	754
Loss Before Income Taxes	(2,183)	(1,633)	(20,079)	(6,341)
Income Taxes/(Benefit)	(567)	3,470	(5,220)	1,869
Loss Before Cumulative Effect of Change in Accounting Principle and Minority Interest	(1,616)	(5,103)	(14,859)	(8,210)
Minority Interest	(73)	35	(89)	35
Cumulative Effect of Change	—	—	—	(29,861)

Net Loss	$(1,689)	$(5,068)	$(14,948)	$(38,036)
Loss per share – (Basic and Diluted):
Before Cumulative Effect of Change in Accounting Principle	$(0.06)	$(0.16)	$(0.49)	$(0.26)
Cumulative Effect of Change in Accounting Principle	—	—	—	$(0.96)
Net Loss	$(0.06)	$(0.16)	$(0.49)	$(1.22)
Weighted Average Number of Shares Outstanding – Basic and Diluted	30,609,000	30,806,000	30,455,000	31,243,000

COMPUTER HORIZONS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

(Unaudited—In Thousands)

	December 31, 2003	December 31, 2002
ASSETS:
Current Assets:
Cash and cash equivalents	$52,610	$59,769
Accounts receivable, less allowance for doubtful accounts	48,295	56,616
Deferred income taxes	4,514	4,557
Refundable income taxes	—	19,051
Other current assets	4,759	7,219
Total current assets	110,178	147,212
Property and equipment, net	9,323	11,017
Other assets – net:
Goodwill	34,218	19,203
Intangibles	2,408	—
Deferred income taxes	13,624	8,020
Other assets	9,386	8,279
Total Assets	$179,137	$193,731
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,287	$10,830
Accrued payroll	3,004	4,529
Income taxes payable	1,243	—
Tax benefit reserve	19,600	19,600
Restructuring reserve	2,620	3,266
Other accrued expenses	9,004	3,408
Total Current Liabilities	43,758	41,633
Other long-term liabilities	4,635	6,243
Shareholders’ Equity:
Common stock	3,315	3,315
Additional paid in capital	133,046	133,518
Accumulated comprehensive loss	(4,589)	(4,306)
Retained earnings	13,307	28,255
	145,079	160,782
Less treasury shares	(14,335)	(14,927)
Total shareholders’ equity	130,744	145,855
Total Liabilities and Shareholders’ Equity	$179,137	$193,731

COMPUTER HORIZONS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(In Thousands)

	December 31, 2003	December 31, 2002
Cash flows from operating activities
Net loss	$(14,948)	$(38,036)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred taxes	(5,561)	6,161
Depreciation	5,336	4,634
Amortization of Intangibles	1,084	—
Provision for bad debts	4,644	4,996
Loss/(Gain) on sale of assets	424	(5,890)
Loss on SERP investments	432	—
Write off of goodwill	—	29,861
Change in assets and liabilities, net of acquisitions:
Accounts receivable	14,635	21,952
Other current assets	2,388	(1,981)
Assets held for sale	—	397
Other assets	(3,612)	1,298
Refundable income taxes	19,051	8,541
Accrued payroll, payroll taxes and benefits	(1,525)	(4,648)
Accounts payable	(4,026)	(4,366)
Income taxes payable	1,033	—
Other accrued expenses	1,518	(1,432)
Other liabilities	(2,200)	(837)
Net cash provided by operating activities	18,673	20,650
Cash flows from investing activities
Purchases of furniture and equipment	(2,387)	(3,178)
Proceeds on sale of SERP investments	2,517	—
Acquisitions, net of cash	(22,178)	—
Proceeds received from the sale of assets	149	16,467
Acquisition of intangibles	(566)	—
Acquisition of goodwill	(1,057)	(339)
Net cash provided by/(used in) investing activities	(23,522)	12,950
Cash flows from financing activities
Payment of notes payable	(2,636)	—
Notes payable – banks, net	—	(10,000)
Stock options exercised	959	449
Purchase of treasury shares	(1,230)	(6,141)
Stock issued on employee stock purchase plan	391	1,102
Net cash used in financing activities	(2,516)	(14,590)
Foreign currency losses	206	(274)
Net increase/(decrease) in cash and cash equivalents	(7,159)	18,736
Cash and cash equivalents at beginning of year	59,769	41,033
Cash and cash equivalents at end of year	$52,610	$59,769
Supplemental disclosure of cash flow information:
Details of acquisition:
Tangible assets acquired (including cash of $347)	$13,083	—
Liabilities assumed	(7,442)	—
Goodwill	13,958	—
Intangibles	2,926	—
Cash paid	22,525	—
Less: Cash received in acquisition	(347)	—
Net cash paid*	$22,178	—

* Includes a $1.5 million note payment

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